Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter and Year ended December 31, 2007

Continued year over year growth driven by Loestrin 24 Fe and Taclonex

ST. DAVID’S, BERMUDA, FEBRUARY 29, 2008 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2007. Revenue in the quarter ended December 31, 2007 totaled $227.7 million, an increase of 10.3%, over the prior year quarter. Revenue for the year ended December 31, 2007 totaled $899.6 million, an increase of 19.2% over the prior year. The primary drivers of the increase in revenue for both periods were the net sales of two products, LOESTRIN 24 FE and TACLONEX, which together contributed $27.6 million and $171.8 million of revenue growth in the quarter and year ended December 31, 2007, respectively, compared to the prior year periods.

The Company reported net income of $19.7 million ($0.08 per diluted share) in the quarter ended December 31, 2007, compared with a net loss of $8.5 million ($.03 per diluted share) in the prior year quarter. Cash net income (“CNI”) in the quarter ended December 31, 2007 was $73.9 million. Reported net income was $28.9 million ($0.12 per diluted share) in the year ended December 31, 2007.

References in this release to “cash net income” or “CNI” mean the Company’s net income/(loss) adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to cash net income and to adjusted cash net income for all periods are presented in the table at the end of this press release.

Revenue

Revenue in the quarter ended December 31, 2007 was $227.7 million, an increase of $21.3 million, or 10.3%, over the prior year quarter. The primary drivers of the increase in revenue, as compared to the prior year quarter, were the net sales of two products, LOESTRIN 24 FE and TACLONEX.

Sales of our oral contraceptive products increased $8.4 million, or 13.9%, in the quarter ended December 31, 2007, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $41.6 million in the quarter ended December 31, 2007, compared to $21.5 million in the prior year quarter. The increase in revenues was primarily due to an increase of 93.8% in filled prescriptions for LOESTRIN 24 FE compared to the prior year quarter. Filled prescriptions of LOESTRIN 24 FE increased 6.5% sequentially in the quarter ended December 31, 2007, compared to the quarter ended September 30, 2007. We introduced and began commercial sales of FEMCON FE in the second half of 2006, but did not initiate promotional efforts in support of the product until April 2007. Beginning in April 2007, FEMCON FE became a promotional priority for our Chilcott sales force and generated revenues of $11.6 million in the quarter ended December 31, 2007, an increase of $4.1 million, or 53.3%, versus the prior year quarter. The increase in revenues was primarily due to a 200.0% increase in filled prescriptions for FEMCON FE compared to the prior year quarter. Filled prescriptions of FEMCON FE increased 15.0% sequentially in the quarter ended December 31, 2007 compared to the quarter ended September 30, 2007. Net sales of ESTROSTEP FE decreased $13.9 million, or 58.0%, in the quarter ended December 31, 2007 compared to the prior year quarter. The decrease in revenues was due to the introduction of generic versions of ESTROSTEP FE beginning in late October 2007, which lowered filled prescriptions of ESTROSTEP FE by 60.6% versus the prior year quarter. At the time of the launch of a generic version of ESTROSTEP FE, we partnered with Watson Pharma, Inc. to launch Tilia™ Fe, an authorized generic version of ESTROSTEP FE. OVCON net sales declined $1.9 million, or 37.2%, in the quarter ended December 31, 2007 compared with the prior year quarter. The decline in OVCON revenues was primarily due to the introduction of generic versions of OVCON 35 beginning in late October 2006, which led to an 83.3% decline in filled prescriptions in the quarter ended December 31, 2007 compared to the prior year quarter. This decline was partially offset by price increases.

Sales of our dermatology products increased $12.6 million, or 14.3%, in the quarter ended December 31, 2007 compared to the prior year quarter, primarily due to a $7.5 million increase in TACLONEX sales. Filled prescriptions for TACLONEX increased 33.8% compared to the prior year quarter. Sales of DORYX increased $4.5 million, or 16.4%, in the quarter ended December 31, 2007, compared with the prior year quarter due to increased demand and higher average selling prices. DORYX prescriptions had been declining through the first half of 2007. In January 2007, we took steps to increase our Dermatology sales force’s emphasis on DORYX and those changes resulted in filled prescriptions of DORYX increasing 4.8% in the quarter ended December 31, 2007, compared to the prior year quarter. Sales of DOVONEX increased $0.6 million, or 1.6%, in the quarter ended December 31, 2007 compared with the prior year quarter as price increases more than offset a 23.0% decline in filled prescriptions.

Sales of our hormone therapy products increased $2.5 million, or 6.4%, in the quarter ended December 31, 2007, compared with the prior year quarter. FEMHRT filled prescriptions were down 12.9% in the quarter ended December 31, 2007, compared with the prior year quarter. The impact of this decrease was partially offset by higher selling prices. Sales of ESTRACE CREAM increased due to higher average selling prices, although filled prescriptions were flat in the quarter ended December 31, 2007 compared with the prior year quarter.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $0.1 million, or 0.1%, in the quarter ended December 31, 2007, compared with the prior year quarter. Our gross profit margin, as a percentage of total revenue, increased to 80.8% in the current year quarter from 78.9% in the prior year quarter. Our gross profit margins, as a percentage of total revenue, fluctuate due to a number of factors, primarily the mix of products sold.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2007 were $57.0 million, an increase of $2.1 million, or 3.7%, from $54.9 million in the prior year quarter. Advertising and promotion expenses for the quarter ended December 31, 2007 decreased $1.5 million, or 8.8%, compared with the prior year quarter. The decrease was primarily due to product launch expenses incurred in the quarter ended December 31, 2006 related to LOESTRIN 24 FE and TACLONEX, offset partially by an increase in direct-to-consumer spending for LOESTRIN 24 FE in the quarter ended December 31, 2007. Selling and distribution expenses for the quarter ended December 31, 2007 increased $2.7 million, or 13.2%, over the prior year quarter primarily due to the expansion of our field sales forces in the first half of 2007 to support the initiation of promotional activities for FEMCON FE. General, administrative and other (“G&A”) expenses in the quarter ended December 31, 2007 increased $0.9 million, or 5.0%, over the prior year quarter. The increase in G&A expenses was primarily due to increases in compensation expense related to annual salary increases.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended December 31, 2007 was $11.7 million, an increase of $4.3 million, or 59.5%, compared with the prior year quarter. In November 2007, we entered into an agreement with NexMed, Inc. (“NexMed”). Under the terms of the agreement, we obtained the exclusive U.S. rights to NexMed’s topically applied alprostadil cream for the treatment of erectile dysfunction. We paid a license fee of $0.5 million which was recognized in R&D expense in the fourth quarter of 2007. The increase in our R&D activities, excluding the $0.5 million payment to NexMed, was $3.8 million, or 52.7%, which was mainly due to costs incurred in connection with clinical studies for two new oral contraceptives. We completed the enrollment of the first clinical study for a low-dose oral contraceptive in July 2007 and we completed enrollment of another clinical study for an oral contraceptive in December 2007.

Net Interest Expense

Interest expense, less interest income (“Net Interest Expense”) for the quarter ended December 31, 2007 was $27.3 million, a decrease of $32.9 million, or 54.7%, from $60.2 million in the prior year quarter. The quarter ended December 31, 2007 included a $1.6 million write-off of deferred loan costs associated with an optional prepayment of $90.0 million under our senior secured credit facility. In the quarter ended December 31, 2006, the Company paid a premium in the amount of $18.4 million in connection with the optional redemption of $210.0 million of our 8.75% Senior Subordinated Notes (“Notes”). As a result of the optional redemption, the quarter ended December 31, 2006 included an $8.0 million write-off of deferred loan costs associated with the Notes. The quarter ended December 31, 2006 also included a $1.1 million write-off of deferred loan costs associated with an optional prepayment of $50.0 million under our senior secured credit facility. Excluding the premium payment and the write-offs of deferred loan costs, Net Interest Expense decreased $7.0 million, or 21.7%, in the current quarter. The decrease was primarily the result of reductions in outstanding debt which reduced the weighted average debt outstanding in the quarter ended December 31, 2007, as compared to the prior year quarter. Over the course of 2007, we made optional and mandatory principal repayments of term debt totaling $350.5 million using free cash flow and cash on hand.

Income taxes

Our effective tax rates for the quarter and year ended December 31, 2007 was 38.3% and 38.9%, respectively. On February 25, 2008, the Company’s US operating entities entered into an Advanced Pricing Agreement (“APA”) with the Internal Revenue Service (“IRS”) covering the calendar years 2006 through 2010. The APA is an agreement with the IRS that specifies the agreed upon terms under which the Company’s U.S. entities are compensated for services provided on behalf of its non-U.S. entities. The APA provides the Company with greater certainty with respect to the mix of its pre-tax income in the various tax jurisdictions in which it operates.

Net Income and Cash Net Income

For the quarter ended December 31, 2007, reported net income was $19.7 million, or $0.08 per share, and CNI was $73.9 million, or $0.30 per share, based on 250.5 million diluted Class A common shares outstanding. In arriving at CNI, we add back the after-tax impact of the amortization of intangible assets and the amortization and write-off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended December 31, 2007, the marginal tax rate associated with the amortization of intangible assets was 8.8% and the marginal tax rate for amortization and write-off of deferred financing costs was 8.9%.

Liquidity, Balance Sheet and Cash Flows

As of December 31, 2007, our cash and cash equivalents totaled $30.8 million and total debt outstanding was $1,200.2 million, a decrease of $350.5 million in total debt outstanding, compared to $1,550.7 million as of December 31, 2006. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We generated $105.8 million of cash from operating activities in the quarter ended December 31, 2007, compared with $70.9 million in the prior year quarter, an increase of $34.9 million, or 49.2%. Net income for the quarter ended December 31, 2007 increased by $28.2 million from an $8.5 million net loss in the prior year quarter.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Friday, February 29, 2008 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 548-7906. Participants outside the United States and Canada should call (719) 325-4899. The conference ID number is 7039154. A replay of the conference call will be available from two hours after the call through midnight EST on March 14, 2008 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. We are a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2007; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income / (Loss)

Cash Net Income / (loss) and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of cash net income / (loss) and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of cash net income / (loss) and adjusted cash net income provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarter and years ended December 31, 2007 and 2006. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Notes.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended			Year Ended
	Dec-31-07		Dec-31-06	Dec-31-07		Dec-31-06
REVENUE:
Product net sales	$224,567		$203,844	$888,192		$751,943
Other revenue	3,136		2,514	11,369		2,514

Total revenue	227,703		206,358	899,561		754,457

COSTS & EXPENSES:
Cost of sales (excludes amortization)	43,607		43,546	185,990		151,750
Selling, general and administrative	57,014		54,959	265,822		253,937
Research and development	11,747		7,367	54,510		26,818
Amortization of intangible assets	56,169		68,300	228,330		253,425
Interest (income)	(878)		(2,175)	(4,806)		(4,681)
Interest expense	28,162		62,389	122,424		211,675
Accretion on preferred stock of subsidiary	—		—			26,190

INCOME / (LOSS) BEFORE TAXES	31,882		(28,028)	47,291		(164,657)
Provision / (benefit) for income taxes	12,195		(19,508)	18,416		(11,147)

NET INCOME / (LOSS)	19,687		(8,520)	28,875		(153,510)
Preferential distribution to Class L common shareholders	(a	)	(a )	(a	)	65,112 (a)

Net income / (loss) attributable to Class A common shareholders	$19,687		$(8,520)	$28,875		$(218,622)

Earnings (Loss) per share:
Class A - Basic	$0.08		$(0.03)	$0.12		$(1.63)

Class A - Diluted	$0.08		$(0.03)	$0.12		$(1.63)

Class L - Basic (b)	(a	)	(a )	(a	)	$6.33 (a)

Class L - Diluted (b)	(a	)	(a )	(a	)	$6.33 (a)

RECONCILIATIONS:
Net income / (loss)	$19,687		$(8,520)	$28,875		$(153,510)
+ Amortization of intangible assets, net of tax	51,251		63,053	208,583		232,832
+ Amortization of deferred loan costs, net of tax	2,989		7,966	12,635		24,559

Cash net income	$73,927		$62,499	$250,093		$103,881

Non-recurring, one-time charges included above (net of tax):
+ Accretion on preferred stock of subsidiary	—		—	—		26,190
+ Sponsors’ management fee buyout in SG&A	—		—	—		27,423
+ Non-cash share-based compensation	—		—	—		14,586
+ Interest premium on prepayment of Notes	—		11,944	—		11,944
+ Expenses related to litigation settlements	—		—	25,970		—

ADJUSTED CASH NET INCOME	$73,927		$74,443	$276,063		$184,024

(a)	All outstanding Class L common shares were converted into Class A common shares in connection with the Company’s IPO.
(b)	The calculation of earnings per share with respect to the Class L common shares has been calculated through September 30, 2006, as there were no Class L common shares outstanding during the fourth quarter of 2006 or during the year ended December 31, 2007.

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2007	As of December 31, 2006
ASSETS
Current assets:
Cash & cash equivalents	$30,776	$84,464
Accounts receivable, net	65,774	74,287
Inventories	54,031	66,376
Prepaid expenses & other current assets	65,735	70,678

Total current assets	216,316	295,805

Other assets:
Property, plant and equipment, net	57,453	46,035
Intangible assets, net	1,329,427	1,533,757
Goodwill	1,250,324	1,241,452
Other non-current assets	31,454	45,496

TOTAL ASSETS	$2,884,974	$3,162,545

LIABILITIES
Current liabilities:
Accounts payable	$17,883	$23,094
Accrued expenses & other current liabilities	196,362	136,101
Current portion of long-term debt	8,284	11,790

Total current liabilities	222,529	170,985

Other liabilities:
Long-term debt, excluding current portion	1,191,955	1,538,960
Other non-current liabilities	116,070	124,368

Total liabilities	1,530,554	1,834,313

SHAREHOLDERS’ EQUITY	1,354,420	1,328,232

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,884,974	$3,162,545

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-07	Dec-31-06	Dec-31-07	Dec-31-06
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$19,687	$(8,520)	$28,875	$(153,510)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	2,892	2,171	10,250	7,177
Amortization of intangible assets	56,169	68,300	228,330	253,425
Amortization of debt finance costs	3,280	11,135	13,813	30,154
Stock compensation expense	1,085	1,711	6,115	17,787
Accretion of preferred stock in subsidiary	—	—	—	26,190
Changes in assets and liabilities:
Decrease / (increase) in accounts receivable, prepaid and other assets	12,742	12,780	1,852	(22,914)
(Increase) / decrease in inventories	(621)	(6,955)	12,345	(34,978)
Increase in accounts payable, accrued expenses & other liabilities	17,107	1,888	32,430	7,933
(Decrease) / increase in income taxes and other, net	(6,507)	(11,581)	5,540	(8,529)

Net cash provided by operating activities	$105,834	$70,929	$339,550	$122,735

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(7,200)	(24,000)	(267,336)
Capital expenditures	(6,772)	(4,046)	(18,798)	(15,420)

Net cash (used in) investing activities	$(9,672)	$(11,246)	$(42,798)	$(282,756)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank term credit facility	—	—	—	240,000
(Repayments) of Senior Subordinated Notes	—	(210,000)	—	(210,000)
(Repayments) under senior secured credit term loan facility	(92,305)	(53,075)	(350,511)	(468,750)
Borrowings under revolving credit facilities	—	—	—	84,600
(Repayment) of revolving credit facilities	—	—	—	(84,600)
Proceeds from share capital issue, net of expenses	—	—	—	1,005,682
Purchase of treasury stock	—	—	—	(6,330)
Purchase of preferred stock in subsidiary	—	—	—	(327,164)
Other	157	(54)	71	(455)

Net cash (used in) / provided by financing activities	(92,148)	(263,129)	(350,440)	232,983

Net increase / (decrease) in cash and cash equivalents	$4,014	$(203,446)	$(53,688)	$72,962

Cash and cash equivalents, beginning of period	26,762	287,910	84,464	11,502

Cash and cash equivalents, end of period	$30,776	$84,464	$30,776	$84,464

WARNER CHILCOTT LIMITED

Reconciliation of Net Income / (Loss) to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-07	Dec-31-06	Dec-31-07	Dec-31-06
RECONCILIATION TO ADJUSTED EBITDA:

Net income / (loss) - GAAP	$19,687	$(8,520)	$28,875	$(153,510)

+ Interest expense, net	27,284	60,214	117,618	206,994
+ Provision for income taxes	12,195	(19,508)	18,416	(11,147)
+ Stepped up basis of inventory in cost of sales	—	—	—	1,464
+ Non-operating, sponsors’ management fees in SG&A	—	—	—	31,173
+ Non-cash share-based compensation expense	1,085	1,711	6,115	17,787
+ Depreciation	2,892	2,171	10,250	7,177
+ Amortization of intangible assets	56,169	68,300	228,330	253,425
+ R&D milestone expense	500	—	14,500	3,000
+ Accretion on preferred stock in subsidiary	—	—	—	26,190
+ Litigation settlements	—	—	26,500	—

Adjusted EBITDA of WCL, as defined	$119,812	$104,368	$450,604	$382,553

+ Expenses of WCL and other	5,637	2,465	10,687	2,769

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited., as defined	$125,449	$106,833	$461,291	$385,322

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Certain expenses included in Warner Chilcott Limited’s (“WCL”) consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-07	Dec-31-06	Dec-31-07	Dec-31-06
Oral Contraception (“OC”)
LOESTRIN 24 FE	$41.6	$21.5	$148.9	$44.2
FEMCON FE	11.6	7.5	32.4	7.5
ESTROSTEP FE	10.1	24.0	70.2	103.0
OVCON 35/50	3.4	5.3	15.5	73.8

Total OC	66.7	58.3	267.0	228.5

Hormone therapy (“HT”)
ESTRACE Cream	20.2	17.7	73.1	65.8
FEMHRT	16.4	17.0	63.7	58.7
FEMRING	4.8	3.4	15.5	11.3
ESTRACE Tablets	2.1	2.2	9.7	7.6
FEMTRACE	0.6	1.3	3.8	3.3

Total HT	44.1	41.6	165.8	146.7

Dermatology
DOVONEX	37.9	37.3	145.3	146.9
TACLONEX	29.9	22.4	127.2	60.1
DORYX	31.6	27.1	115.8	102.4

Total Dermatology	99.4	86.8	388.3	309.4

PMDD
SARAFEM	9.2	9.6	37.7	37.9

Other product sales
Other	0.9	1.4	3.7	8.6
Contract manufacturing	4.3	6.1	25.7	20.8

Total product net sales	224.6	203.8	888.2	751.9

Other revenue
Other non-product revenue	3.1	2.6	11.4	2.6

Total revenue	$227.7	$206.4	$899.6	$754.5

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Dec-31-07	Dec-31-06
Advertising & promotion	$15.5	$17.0
Selling & distribution	22.8	20.1
General, administrative & other	18.7	17.8

Total SG&A	$57.0	$54.9

	Year Ended
	Dec-31-07	Dec-31-06
Advertising & promotion	$81.0	$72.0
Selling & distribution	89.5	75.8
General, administrative & other	95.3	106.1

Total SG&A	$265.8	$253.9